UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2018

PennyMac Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35916	80-0882793
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3043 Townsgate Road, Westlake Village, California	91361
(Address of principal executive offices)	(Zip Code)

(818) 224‑7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐



Item 1.01    Entry into a Material Definitive Agreement.

Repurchase Agreement with Bank of America

On October 29, 2018, PennyMac Financial Services, Inc. (the “Company”), through two of its indirect controlled subsidiaries, PennyMac Loan Services, LLC (“PLS”) and Private National Mortgage Acceptance Company, LLC (“PNMAC”),  entered into an Amended and Restated Master Repurchase Agreement, by and among Bank of America, N.A., as buyer (“BANA”), as administrative agent,  swing line provider, sole lead arranger, sole bookrunner and a buyer,  Capital One, National Association, as a buyer, The Bank of New York Mellon, as a buyer (collectively, the “Syndicated Buyers”), PLS, as seller, and PNMAC, as guarantor (the “Syndicated Repurchase Agreement”). The Syndicated Repurchase Agreement amends and restates the terms of that certain master repurchase agreement, dated as of March 17, 2011, by and among BANA, PLS, and PNMAC.  Pursuant to the terms of the Syndicated Repurchase Agreement, PLS may sell to, and later repurchase from, the Syndicated Buyers certain newly originated mortgage loans that are originated by PLS or purchased by it from correspondent sellers through a subsidiary of PennyMac Mortgage Investment Trust (NYSE: PMT) and, in either case, held by PLS pending sale and/or securitization.  The obligations of PLS under the Syndicated Repurchase Agreement are fully guaranteed by PNMAC and the mortgage loans are serviced by PLS.  The scheduled termination date of the Syndicated Repurchase Agreement is October 28, 2019.

Each Syndicated Buyer has severally committed to enter into transactions up to such Syndicated Buyer’s committed amount as set forth in the Syndicated Repurchase Agreement, with a maximum aggregate committed principal amount available to PLS for purchases of $500  million.

The principal amount paid by BANA, as administrative agent for the Syndicated Buyers, for each eligible mortgage loan is based upon a percentage of the least of the market value of, the unpaid principal balance of, the purchase price paid by PLS for, or the takeout commitment price offered to PLS for, the mortgage loan. Upon the repurchase of a mortgage loan, PLS is required to repay BANA, as administrative agent for the Syndicated Buyers, the principal amount related to such mortgage loan plus accrued interest (at a rate reflective of the current market and based on LIBOR plus a margin) to the date of such repurchase. The Company, through PLS, is required to pay BANA, as administrative agent for the Syndicated Buyers, a  commitment fee, as well as certain other administrative costs and expenses associated with the Syndicated Repurchase Agreement.

The Syndicated Repurchase Agreement contains margin call provisions that provide BANA, as administrative agent for the Syndicated Buyers, with certain rights in the event of a decline in the market value of the purchased mortgage loans.  Under these provisions, BANA, as administrative agent for the Syndicated Buyers, may require PLS to transfer cash and/or additional eligible mortgage loans with an aggregate market value sufficient to eliminate any margin deficit resulting from such decline.

The Repurchase Agreement also requires PLS to make certain representations and warranties and to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth at all times greater than or equal to $500 million; (ii) a minimum in unrestricted cash and cash equivalents at all times greater than or equal to $40 million; and (iii) a ratio of total liabilities to tangible net worth at all times less than or equal to 10:1.  In order to enter new transactions, PLS must also maintain profitability of no less than $1.00 in any calendar quarter.

In addition, the Syndicated Repurchase Agreement contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, guarantor defaults, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction. The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the Syndicated Repurchase Agreement and the liquidation by BANA as administrative agent for the Syndicated Buyers of the mortgage loans then subject to the Repurchase Agreement.

The foregoing descriptions of the Syndicated Repurchase Agreement and the related guaranty do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements,  which have been filed with this Current Report on Form 8-K as Exhibits 10.1 and Exhibit 10.2, respectively.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Master Repurchase Agreement, dated as of October 29, 2018, among PennyMac Loan Services, LLC, Private National Mortgage Acceptance Company, LLC and Bank of America, N.A.
10.2	Guaranty, dated as of October 29, 2018, made by Private National Mortgage Acceptance Company, LLC for the benefit of Bank of America, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC FINANCIAL SERVICES, INC.

Dated: October 31, 2018	/s/ Andrew S. Chang
Andrew S. Chang Senior Managing Director and Chief Financial Officer